EXHIBIT 99.1

HEICO Reports Record Sales and Operating Income for Third Quarter Fiscal 2007

Net Income Up 32 Percent and Operating Income Up 38 Percent On 30 Percent Increase in Net Sales; Fiscal 2007 Targets Raised

HOLLYWOOD, Fla. and MIAMI, Aug. 29, 2007 (PRIME NEWSWIRE) -- HEICO Corporation (NYSE:HEI-A) (NYSE:HEI) today reported that net income increased 32% to $10,914,000, or 40 cents per diluted share, for the third quarter of fiscal 2007, up from $8,276,000, or 31 cents per diluted share, for the third quarter of fiscal 2006. For the first nine months of fiscal 2007, net income increased 25% to $28,242,000, or $1.05 per diluted share, up from $22,567,000, or 85 cents per diluted share, in the first nine months of fiscal 2006.

Operating income increased 38% to a record $23,944,000 for the third quarter of fiscal 2007 from $17,388,000 for the third quarter of fiscal 2006. For the first nine months of fiscal 2007, operating income increased 26% to a record $62,167,000 from $49,294,000 in the first nine months of fiscal 2006.

Net sales increased 30% to a record $133,155,000 for the third quarter of fiscal 2007 from $102,172,000 for the third quarter of fiscal 2006. For the first nine months of fiscal 2007, net sales increased 30% to a record $368,054,000 from $282,365,000 in the first nine months of fiscal 2006.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Laurans A. Mendelson, HEICO's Chairman, President & Chief Executive Officer, remarked, "We are pleased to report new all-time record quarterly consolidated net sales and operating income in our fiscal 2007 third quarter results. Net sales of our Flight Support Group increased 41% to a record $100.5 million for the third quarter of fiscal 2007, up from $71.1 million in the third quarter of fiscal 2006. This follows strong fiscal 2007 first half results when our Flight Support Group reported record net sales up 42% over the first half of fiscal 2006. The sales increase within the Flight Support Group reflects strong organic growth, which approximated 21% in the first nine months of fiscal 2007 and 24% in the third quarter of fiscal 2007 when compared to net sales in the comparable periods of fiscal 2006, as well as strategic acquisitions.

"Operating income of our Flight Support Group increased 55% to $17.8 million for the third quarter of fiscal 2007, up from $11.5 million for the third quarter of fiscal 2006, and increased 48% to a record $50.1 million for the first nine months of fiscal 2007, up from $33.8 million for the first nine months of fiscal 2006. The increase in operating income of the Flight Support Group for the third quarter and first nine months reflects both an increase in net sales and higher operating margins resulting principally from improved operating efficiencies and a favorable product mix. Operating margins of the Flight Support Group improved to 17.7% for the third quarter of fiscal 2007 versus 16.1% for the third quarter of fiscal 2006 and improved to 17.8% for the first nine months of fiscal 2007 from 17.0% for the first nine months of fiscal 2006.

"Our Electronic Technologies Group also performed well with record net sales and operating income in the current quarter. Net sales of our Electronic Technologies Group increased 5% to a record $32.7 million for the third quarter of fiscal 2007, up from $31.1 million for the third quarter of fiscal 2006, and increased 4% to a record $87.1 million for the first nine months of fiscal 2007, up from $83.9 million for the first nine months of fiscal 2006. The increases in net sales principally reflect organic growth.

"Operating income of our Electronic Technologies Group increased 6% to a record $10.2 million for the third quarter of fiscal 2007, up from $9.7 million for the third quarter of fiscal 2006, and totaled $23.4 million for the first nine months of fiscal 2007 versus $25.0 million for the first nine months of fiscal 2006. Operating margins of the Electronic Technologies Group were 31.3% in the third quarter of fiscal 2007 and 26.8% in the first nine months of fiscal 2007 versus 31.1% in the third quarter of fiscal 2006 and 29.9% for the first nine months of fiscal 2006. As expected, operating income and operating margins of our Electronic Technologies Group are down year-to-date from last year principally as a result of a less favorable product mix. We are pleased to note, however, that the Group's operating income and operating margins in the third quarter of fiscal 2007 improved for the second consecutive quarter. As we have pointed out in the past, revenues and profits of the Electronic Technologies Group may vary considerably from quarter to quarter due to variations in shipping schedules. Accordingly, we do not provide revenue and earnings guidance on a quarterly basis.

"Our consolidated operating margin was 18.0% for the third quarter of fiscal 2007 versus 17.0% for the third quarter of fiscal 2006 and 16.9% for the first nine months of fiscal 2007 versus 17.5% for the first nine months of fiscal 2006, reflecting the somewhat lower, but still strong, operating margins within the Electronic Technologies Group.

"Cash flow from operating activities for the first nine months of fiscal 2007 totaled $37.3 million, including $15.3 million generated in the third quarter of fiscal 2007, up from $27.2 million for the first nine months of 2006. We continue to target fiscal 2007 cash flow from operating activities to approximate $50 to $54 million and our capital expenditures for fiscal 2007 should approximate $16 to $18 million.

"Based on current market conditions, we are raising our targeted fiscal 2007 net sales to a range of $490 to $493 million and diluted net income per share to a range of $1.40 to $1.43. Fiscal 2007 operating income is now expected to approximate $83 million, representing a consolidated operating margin of approximately 17%. These targets exclude the impact of additional acquisitions, if any.

"We continue to believe our focus on new products and services, our strong financial position and our ability to identify select acquisition opportunities provide the foundation for continued long-term growth in sales and earnings. We further believe the long-term prospects of the commercial airline industry are very strong."

As previously announced, HEICO will hold a conference call on Thursday, August 30, 2007 at 9:00 a.m. Eastern Daylight Time to discuss its third quarter results. Individuals wishing to participate in the conference call should dial: U.S. (877) 366-0713, Canada (866) 627-1653 or International (302) 607-2000, wait for the conference operator and provide the operator with the "Verbal" Passcode/Conference ID VM83043 (or "8683043"). A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: U.S. (800) 355-2355 or Canada/International (402) 220-2946 and enter the Playback Passcode/Conference ID 83043#.

There are currently approximately 15.3 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 10.5 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock stock symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to telecommunications, electronics and medical equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense or space spending by U.S. and/or foreign customers, or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest rates and economic conditions within and outside of the aviation, defense, space and electronics industries, which could negatively impact our costs and revenues; and HEICO's ability to maintain effective internal controls, which could adversely affect our business and the market price of our common stock. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

 HEICO CORPORATION
 Condensed Consolidated Statements of Operations (Unaudited)

                                        Three Months Ended July 31,
                                       ----------------------------
                                           2007            2006
                                       ------------    ------------
 Net sales                             $133,155,000    $102,172,000
 Cost of sales                           85,450,000      64,587,000
 Selling, general and administrative
  expenses                               23,761,000      20,197,000
                                       ------------    ------------
 Operating income                        23,944,000      17,388,000
 Interest expense                          (729,000)       (958,000)
 Interest and other (expense) income        (80,000)        111,000
                                       ------------    ------------
 Income before income taxes and
  minority interests                     23,135,000      16,541,000
 Income tax expense                       7,830,000       5,462,000
                                       ------------    ------------
 Income before minority interests        15,305,000      11,079,000
 Minority interests' share of income      4,391,000       2,803,000
                                       ------------    ------------
 Net income                            $ 10,914,000    $  8,276,000(a)
                                       ============    ============
 Net income per share:
   Basic                                      $ .42           $ .33
   Diluted                                    $ .40           $ .31

 Weighted average number of common
  shares outstanding:
   Basic                                 25,804,417      25,291,566
   Diluted                               26,959,815      26,710,192

                                        Three Months Ended July 31,
                                       ----------------------------
                                           2007            2006
                                       ------------    ------------
 Operating segment information: -
   Net sales:
     Flight Support Group              $100,488,000    $ 71,069,000
     Electronic Technologies Group       32,677,000      31,113,000
     Intersegment sales                     (10,000)        (10,000)
                                       ------------    ------------
                                       $133,155,000    $102,172,000
                                       ============    ============
   Operating income:
     Flight Support Group              $ 17,802,000    $ 11,471,000
     Electronic Technologies Group       10,243,000       9,688,000
     Other, primarily corporate          (4,101,000)     (3,771,000)
                                       ------------    ------------
                                       $ 23,944,000    $ 17,388,000
                                       ============    ============

 HEICO CORPORATION
 Condensed Consolidated Statements of Operations (Unaudited)

                                        Nine Months Ended July 31,
                                       ----------------------------
                                           2007            2006
                                       ------------    ------------
 Net sales                             $368,054,000    $282,365,000
 Cost of sales                          239,194,000     179,192,000
 Selling, general and administrative
  expenses                               66,693,000      53,879,000
                                       ------------    ------------
 Operating income                        62,167,000      49,294,000
 Interest expense                        (2,438,000)     (2,627,000)
 Interest and other income                  228,000         365,000
                                       ------------    ------------
 Income before income taxes and
  minority interests                     59,957,000      47,032,000
 Income tax expense                      19,726,000      16,193,000
                                       ------------    ------------
 Income before minority interests        40,231,000      30,839,000
 Minority interests' share of income     11,989,000       8,272,000
                                       ------------    ------------
 Net income                            $28,242,000(b)  $ 22,567,000(a)
                                       ============    ============
 Net income per share
   Basic                                      $1.10           $ .90
   Diluted                                    $1.05           $ .85

 Weighted average number of common
  shares outstanding:
   Basic                                 25,620,418      24,997,560
   Diluted                               26,871,310      26,521,065

                                        Nine Months Ended July 31,
                                       ----------------------------
                                           2007            2006
                                       ------------    ------------
 Operating segment information: -
   Net sales:
     Flight Support Group              $280,959,000    $198,586,000
     Electronic Technologies Group       87,111,000      83,858,000
     Intersegment sales                     (16,000)        (79,000)
                                       ------------    ------------
                                       $368,054,000    $282,365,000
                                       ============    ============
   Operating income:
     Flight Support Group              $ 50,094,000    $ 33,832,000
     Electronic Technologies Group       23,383,000      25,036,000
     Other, primarily corporate         (11,310,000)     (9,574,000)
                                       ------------    ------------
                                       $ 62,167,000    $ 49,294,000
                                       ============    ============

 HEICO CORPORATION
 Footnotes to Condensed Consolidated Statements of Operations
 (Unaudited)

 (a) Fiscal 2006 net income reflects the benefit of a tax credit (net of related expenses) for qualified research and development activities claimed for certain prior years, which increased net income by $235,000, or $.01 per diluted share.

 (b) Fiscal 2007 net income reflects the benefit of a tax credit (net of related expenses) for qualified research and development activities recognized for the full fiscal 2006 year pursuant to the retroactive extension in December 2006 of Section 41, "Credit for Increasing Research Activities," of the Internal Revenue
     Code, which increased net income for the first nine months of fiscal 2007 by $535,000, or $.02 per diluted share.

 HEICO CORPORATION
 Condensed Consolidated Balance Sheets (Unaudited)

                                             July 31,      October 31,
                                               2007           2006
                                           ------------   ------------
 Cash and cash equivalents                 $  5,708,000   $  4,999,000
 Accounts receivable, net                    74,861,000     65,012,000
 Inventories, net                           111,355,000     97,283,000
 Prepaid expenses and other current assets   14,363,000     12,727,000
                                           ------------   ------------
     Total current assets                   206,287,000    180,021,000
 Property, plant and equipment, net          51,750,000     49,489,000
 Goodwill                                   282,517,000    275,116,000
 Other assets                                30,766,000     30,189,000
                                           ------------   ------------
     Total assets                          $571,320,000   $534,815,000
                                           ============   ============

 Current maturities of long-term debt      $  1,986,000   $     39,000
 Other current liabilities                   64,547,000     65,464,000
                                           ------------   ------------
 Total current liabilities                   66,533,000     65,503,000
 Long-term debt, net of current maturities   39,036,000     55,022,000
 Deferred income taxes                       31,730,000     28,052,000
 Other non-current liabilities                9,593,000      5,679,000
                                           ------------   ------------
     Total liabilities                      146,892,000    154,256,000
 Minority interests in consolidated
  subsidiaries                               71,046,000     63,301,000
 Shareholders' equity                       353,382,000    317,258,000
                                           ------------   ------------
     Total liabilities and shareholders'
      equity                               $571,320,000   $534,815,000
                                           ============   ============

 HEICO CORPORATION
 Condensed Consolidated Statements of Cash Flows (Unaudited)

                                           Nine Months Ended July 31,
                                          ---------------------------
                                              2007           2006
                                          ------------   ------------
 Operating Activities:
   Net income                             $ 28,242,000   $ 22,567,000
   Depreciation and amortization             8,959,000      6,636,000
   Deferred income tax provision             3,188,000      2,839,000
   Minority interests' share of income      11,989,000      8,272,000
   Tax benefit from stock option exercises   6,880,000      7,252,000
   Excess tax benefit from stock option
    exercises                               (5,267,000)    (1,139,000)
   Stock option compensation expense           542,000      1,187,000
   Increase in accounts receivable          (9,472,000)    (6,690,000)
   Increase in inventories                 (13,132,000)   (11,038,000)
   (Increase) decrease in current
    liabilities                              5,866,000     (2,594,000)
   Other                                      (531,000)      (132,000)
                                          ------------   ------------
     Net cash provided by operating
      activities                            37,264,000     27,160,000
                                          ------------   ------------

 Investing Activities:
   Acquisitions and related costs, net
    of cash acquired                       (14,875,000)   (45,618,000)
   Capital expenditures                     (9,465,000)    (7,055,000)
   Other                                       135,000        539,000
                                          ------------   ------------
     Net cash used in investing activities (24,205,000)   (52,134,000)
                                          ------------   ------------

 Financing Activities:
   (Payments) borrowings on revolving
    credit facility, net                   (14,000,000)    26,000,000
   Payments on short-term line of credit,
    net                                             --     (2,000,000)
   Cash dividends paid                      (2,056,000)    (2,004,000)
   Proceeds from stock option exercises      2,615,000      4,471,000
   Excess tax benefit from stock option
    exercises                                5,267,000      1,139,000
   Distributions to minority interest
    owners                                  (4,165,000)    (1,643,000)
   Other                                       (39,000)         5,000
                                          ------------   ------------
     Net cash (used in) provided by
      financing activities                 (12,378,000)    25,968,000
                                          ------------   ------------

 Effect of exchange rate changes on cash        28,000         47,000
                                          ------------   ------------

 Net increase in cash and cash equivalents     709,000      1,041,000
 Cash and cash equivalents at beginning
  of year                                    4,999,000      5,330,000
                                          ------------   ------------
 Cash and cash equivalents at end of
  period                                  $  5,708,000   $  6,371,000
                                          ============   ============

CONTACT:  HEICO Corporation
          Thomas S. Irwin
            (954) 987-4000 ext. 7560
          Victor H. Mendelson
            (305) 374-1745 ext. 7590